Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated November 14, 2025 relating to the common shares, no par value, of Aura Minerals Inc. shall be filed on behalf of the undersigned.

KAPITALO INVESTIMENTOS LTDA. By: /s/ Rodrigo Muniz Ferreira Cavenaghi
Name: Rodrigo Muniz Ferreira Cavenaghi
Title: Managing Officer

KAPITALO CICLO GESTORA DE RECURSOS FINANCEIROS LTDA. By: /s/ Rodrigo Muniz Ferreira Cavenaghi
Name: Rodrigo Muniz Ferreira Cavenaghi
Title: Attorney-in-Fact

CARLOS LEONHARD DA ROCHA WOELZ By: /s/ Carlos Leonhard da Rocha Woelz

BRUNO SOUSA MAUAD By: /s/ Bruno Sousa Mauad

HEGLER JOSE HORTA BARBOSA FILHO By: /s/ Hegler Jose Horta Barbosa Filho

BRUNO CARVALHO CORDEIRO By: /s/ Bruno Carvalho Cordeiro